Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement No. 333-98859 on Form S-8 of our report dated March 31, 2005 relating to the financial statements and financial statement schedules of Lynch Interactive Corporation appearing in this Annual Report on Form 10-K of Lynch Interactive Corporation for the year ended December 31, 2004.



/s/ DELOITTE & TOUCHE LLP
New York, New York
March 31, 2005